Exhibit 10.1
GUESS?, INC
March 30, 2020

Carlos Alberini

Re:    Temporary Reduction to Annual Base Salary

Dear Carlos:
As you know, you are party to an employment agreement with Guess?, Inc., a Delaware corporation (the “Company”), dated January 27, 2019 (the “Employment Agreement”), which provides for an annual base salary of not less than One Million Two Hundred Thousand Dollars ($1,200,000) (the “Normal Base Salary”). You and the Company have agreed that your annual rate of base salary from the Company will be reduced to Three Hundred Sixty Thousand Dollars ($360,000) effective as of April 5, 2020 and continuing through such future date as may be agreed upon by the Compensation Committee of the Board of Directors and the Executive or such earlier date you may cease to be employed by the Company, the “Expiration Date”). Following the Expiration Date, your rate of annual base salary will automatically be restored to the rate of Normal Base Salary; provided, however, that you will not be entitled to any back pay for the period of time your base salary was reduced.
If, on or prior to the Expiration Date, your employment is terminated under circumstances that would entitle you to severance payments pursuant to Section 9(d) of your Employment Agreement, your “Base Salary” for purposes of Section 9(d)(iii) shall be equal to your Normal Base Salary. In addition, any bonus or equity award that you may be entitled to with respect to the period that your base salary is reduced will be determined with reference to your Normal Base Salary, as though the reduction in your base salary had not occurred.
You hereby agree that the reduction of your base salary provided for in this letter agreement will not constitute “Good Reason” within the meaning of your Employment Agreement and will not constitute a breach of your Employment Agreement.
Except for the changes to your base salary described in this letter agreement, the provisions of your Employment Agreement shall continue in full force and effect. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
We appreciate your dedication to the Company.
GUESS?, INC.

/s/ Jason T. Miller
By: Jason T. Miller
Title: General Counsel
Acknowledged and Agreed:
By:    /s/ Carlos Alberini
Carlos Alberini
Date:    March 30, 2020